Exhibit 99.2

NEWS RELEASE

Donna Arduin Joins the Board of Trustees
of Correctional Properties Trust

Palm Beach Gardens, Fla. – November 2, 2004 – Mr. Robert R. Veach, Jr., Chairman of the Board of Trustees of Correctional Properties Trust (NYSE: CPV), a real estate investment trust (REIT), today announced that Donna Arduin was appointed to the Company’s Board of Trustees, filling a vacancy. Her appointment to the Board is effective immediately, and she has become a member of the Audit Committee and Independent Committee.

Since November 2003 and until her recent resignation, Ms. Arduin was the Director of the Department of Finance for the State of California and Governor Schwarzenegger’s chief fiscal advisor. She previously served as Director of the Florida Office of Policy and Budget for Governor Bush; First Deputy Director of the New York Division of the Budget for Governor Pataki; and served as Chief Deputy Director, Department of Management and Budget for the State of Michigan. Ms. Arduin graduated magna cum laude from Duke University in May 1985.

Following her successful efforts to help Governor Schwarzenegger address the California fiscal crisis and to adopt a State budget, Ms. Arduin has returned to Florida to establish a consulting practice in the private sector.

Charles R. Jones, President and CEO, stated, “Donna has a wealth of expertise and experience in government budgeting and finance and I am very pleased she has joined our Board of Trustees. Her insight into the allocation of financial resources within the government appropriation and spending process will be a valuable resource.”

Correctional Properties Trust, based in Palm Beach Gardens, Florida, was formed in February 1998, to capitalize on the growing trend toward privatization in the corrections industry. Correctional Properties Trust is dedicated to ownership of correctional facilities under long-term, triple-net leases, which minimizes occupancy risk and development risk.

Correctional Properties Trust currently owns 14 correctional facilities in ten states, all of which are leased, with an aggregate initial design capacity of 8,008 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include, without limitation, the Company’s Form 10-K, Forms 10-Q, Registration Statements on Form S-11 and S-3, and Form 8-K.

CONTACT: Correctional Properties Trust Shareholder Services, (561) 630-6336, or access Company information at http://www.CorrectionalPropertiesTrust.com